Hippo Welcomes Insurance Industry Leader John ‘Jay’ Nichols Jr. to
Board of Directors

PALO ALTO, Calif., August 09, 2022 —Hippo (NYSE: HIPO), the home insurance group focused on proactive home protection, today announced an addition to its Board of Directors: John “Jay” Nichols Jr. will join to support the company’s vision of protecting the joy of homeownership. Nichols will serve on Hippo’s Compensation Committee as well as the Audit, Risk and Compliance Committee.

Nichols, an accomplished insurance and reinsurance executive with more than four decades of experience, has held multiple leadership and board positions throughout his successful career. Most recently, Nichols served as Interim Chief Executive Officer and Chairman of the Board at Protective Insurance Company where he oversaw the acquisition of the company by Progressive Insurance Company.

“Jay brings unapparelled industry experience as an operator, leader and board member,” said Hippo President and CEO Rick McCathron. “He will be an invaluable asset as we continue our journey to reimagine home insurance, helping customers prevent small things from becoming big problems.”

“Throughout my career, homeowners have consistently asked for a better insurance experience.” Nichols said. “Hippo’s proactive approach to home protection, which includes modern coverage, smart home technology, and Hippo Home Care, is unique in the industry and has the transformative potential to change the way people think about home insurance.”

Prior to Protective, Nichols was the CEO of Axis Reinsurance Ltd. and held various roles, including President, during a fifteen-year stint at RenaissanceRe Ventures Ltd. He currently serves on the boards of Delaware North Companies, Brit Re and Sussex Re, Enhanze RE, Chelsea Avondale / Max Insurance Company, and previously served on the board of National General Insurance Company.

About Hippo
Hippo is protecting the joy of homeownership, helping to safeguard customers’ most important financial asset by harnessing the power of real-time data, smart home technology, and a growing suite of home services to deliver proactive home protection.

Hippo Holdings Inc. operating subsidiaries include Hippo Insurance Services, Hippo Home Care, First Connect Insurance Services, Spinnaker Insurance Company, Spinnaker Specialty Insurance Company, and Mainsail Insurance Company. Hippo Insurance Services is a licensed property casualty insurance agent with products underwritten by various affiliated and unaffiliated insurance companies. For more information, including licensing details, visit http://www.hippo.com.

Contacts:
Mark Olson
press@hippo.com